EXHIBIT 10.4






September 5, 2002


Mr. Sal Visca
c/o Infowave Software, Inc.

Dear Sal:

We are pleased to advise you that we have revised your 2002 Compensation effective July 9, 2002. While your base salary, as outlined in our letter of February 1, 2002, will remain the same, we are able to provide you with some additional compensation as set out below.

In addition to your existing retention bonus described in the letter of August 8, 2001, the company will pay you a retention bonus of $100,000, payable in the following circumstances and at the earliest of the following times:

     (a) if your employment is neither terminated by you, nor by the company for cause prior to January 30, 2003, on January 31, 2003;

     (b) if your employment is terminated by the Company without cause at any time before January 31, 2003, then on the day after your employment is terminated.

In the event you resign from your employment or your employment is terminated for cause on or after January 31, 2003, but prior to April 30, 2003, you will repay the full amount of the retention bonus to Infowave within 10 days of such resignation or termination for cause.

On or about July 10, 2002, you will be granted a further option to purchase 225,000 common shares of the company at a price to be determined in compliance with the policies of the Toronto Stock Exchange and which shall vest (i.e. become exercisable) as to 1/4 of the options immediately, 1/4 of the remaining options after six months, and 1/4 of the options each three months thereafter so that all such options will be vested over a one year period in accordance with the Infowave Software, Inc. Stock Option Plan ("Plan"). This option is subject to the approval of the company's Board of Directors. This option shall be exercisable in accordance with the Plan, provided however that the company will, as determined by the Board of Directors, extend the 30 day exercise period to one year after termination of employment provided your employment is neither terminated by you nor by the company for cause prior to April 30, 2003.

You will appreciate that the details of all of these components of your Compensation Package need to be held in the strictest confidence by you.
Confidentiality concerning all compensation issues is a condition of your acceptance of this retention bonus.

To accept this offer, please sign both copies of this letter and return one copy to me by 5:00 p.m. on Friday, September 6, 2002.


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Sal, we very much look forward to continuing to work with you.

INFOWAVE SOFTWARE, INC.


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Jim McIntosh
Director, Office of the President



I have read, understood and accept the terms of this letter.



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Sal Visca                               Date